Exhibit 3.214
CERTIFICATE OF INCORPORATION
OF
BFI ENERGY SYSTEMS OF DELAWARE COUNTY, INC.
* * * * *
1. The name of the corporation is BFI Energy Systems of Delaware County, Inc.
2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3. The nature of the business or purposes to be conducted or promoted is:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollars and No Cents ($1.00), amounting in the aggregate to One Thousand Dollars and No Cents ($1,000.00).
5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
J.J. McBurnett	811 Dallas Avenue, Houston, TX 77002
L.L. Walker	811 Dallas Avenue, Houston, TX 77002
     The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Gerald K. Burger	757 N. Eldridge, Houston, TX 77079
6. The corporation is to have perpetual existence.

     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this Twelfth day of December, 1995.

/s/ J.J. McBurnett
J.J. McBurnett

/s/ L.L. Walker
L.L. Walker